EXHIBIT L

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT, dated as of June 23, 1998 (the "Agreement"), is entered into by and among (i) SOFTBANK Holdings Inc., a Delaware corporation ("SOFTBANK Holdings"), and SOFTBANK Technology Ventures IV L.P., a Delaware limited partnership ("SOFTBANK Technology" and, together with SOFTBANK Holdings, the "Stockholders"), and (ii) E*TRADE Group, Inc., a Delaware corporation ("E*TRADE").

                  WHEREAS, the Stockholders have entered into the agreements listed on Schedule I hereto (the "Related Agreements") with First Virtual Holdings Incorporated, a Delaware corporation ("First Virtual"), certain holders of Series A Convertible Preferred Stock of First Virtual and certain holders of debt and Common Stock, par value $0.001 per share ("Common Stock"), of First Virtual pursuant to which the Stockholders will acquire approximately 65% of the outstanding shares of Common Stock (the "SOFTBANK Purchase") on the terms and subject to the conditions set forth therein;

                  WHEREAS, subject to consummation of the SOFTBANK Purchase, each Stockholder desires to sell to E*TRADE the number of shares of Common Stock set forth opposite such Stockholder's name in Exhibit A hereto (the "Shares"); and

                  WHEREAS, E*TRADE desires to purchase such Shares from the Stockholders.


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                  NOW, THEREFORE, the parties hereto agree as follows:

1.  Purchase and Sale.

                  (a) Upon the terms and subject to the conditions of this Agreement, E*TRADE will purchase, and each of SOFTBANK Holdings and SOFTBANK Technology, severally and not jointly, will sell to E*TRADE the number of Shares set forth opposite such Stockholder's name on Exhibit A hereto, against payment to each of SOFTBANK Holdings and SOFTBANK Technology of the purchase price of $0.60 per share. The consummation of such purchase and sale (the "Closing") shall occur at the offices of Sullivan & Cromwell, 444 South Flower Street, Los Angeles, California 90071 at 9:00 a.m. immediately following the closing of the SOFTBANK Purchase, or at such later time and date as the conditions set forth herein are satisfied (the "Closing Date").

                  (b) At the Closing, each Stockholder shall deliver to E*TRADE a stock certificate or certificates, duly endorsed for transfer, representing the number of Shares to be purchased by E*TRADE from such Stockholder as set forth on Exhibit A against payment to such Stockholder by wire transfer of the purchase price therefor in immediately available funds.

2. Representations and Warranties of the Stockholders.

                  Each of the Stockholders, severally and not jointly, represents and warrants to E*TRADE as follows:


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                  (a) Ownership of the Shares. Immediately prior to the Closing, such Stockholder will be the beneficial owner of the Shares set forth opposite such Stockholder's name in Exhibit A hereto, and such Shares will be owned free and clear of all liens, encumbrances, charges, security interests, claims and assessments, and will be subject to no restrictions with respect to transferability except in compliance with applicable securities laws as set forth in the legend thereon.

                  (b) Sale of Shares. The sale and delivery of the Shares to E*TRADE pursuant to the terms hereof will vest in E*TRADE legal and valid title to the Shares free and clear of all liens, encumbrances or other defects of title other than (i) those created by E*TRADE and (ii) restrictions on sales of the Shares under applicable securities laws.

                  (c) No Conflict. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby will not, with or without the giving of notice of the lapse of time, or both, (i) violate any provision of law, rule or regulation, foreign or domestic applicable to such Stockholder, (ii) violate any order, judgment or decree applicable to such Stockholder, (iii) violate the certificate of incorporation and by-laws or partnership agreement, as applicable, of such Stockholder or (iv) violate any material contract, agreement or arrangement to which the Stockholder is a party or by which such Stockholder is bound. No consent, approval or authorization of, or exemption by, or filing with, any governmental authority or third party is required to be obtained by such

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Stockholder in connection with the execution, delivery and performance by it of this Agreement or the taking of any other action contemplated hereby.

                  (d) Non-Solicitation. Neither the Stockholders, nor any person acting on their behalf, has offered or sold Common Stock by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act of 1933, as amended, (the "Securities Act");

                  (e) Exemption. Within the preceding six months, neither the Stockholders nor any other person acting on behalf of the Stockholders has offered or sold to any person any Common Stock or any securities of the same or a similar class as the Common Stock, other than Common Stock offered or sold to E*Trade hereunder, under circumstances that would result in the unavailability of exemptions from registration pursuant to the Securities Act for transactions contemplated hereby.

                  (f) Due Authorization. All corporate or partnership, as applicable, action on the part of such Stockholder necessary for the authorization of this Agreement and the performance of all obligations of such Stockholder hereunder has been taken.

                  (g) Related Agreements. It is understood that nothing in these representations and warranties shall create any express or implied obligation of the Stockholder to E*TRADE with respect to either Stockholder's performance of its obligations under the Related Agreements or constitute E*TRADE a third party beneficiary thereof.

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                  (h) Disclosure. To the Stockholders' knowledge, First Virtual has provided the Stockholders with all the information which they have requested for deciding whether to purchase the Shares, including such agreements that the Stockholders believe to be material, and all information which the Stockholders believe is reasonably necessary to enable the Stockholders to make such decision. In addition, First Virtual has provided to the Stockholders its unaudited financial statements (balance sheet, income statement and statement of cash flow) for its most recent quarter. The Stockholders and E*TRADE acknowledge and agree that the Stockholders make no representation or warranty with respect to the accuracy of any such information or with respect to the business, financial condition or results of operations of First Virtual.

3. Representations and Warranties of E*TRADE.

                  E*TRADE represents and warrants to the Stockholders as follows:

                  (a)      Investment Representations.

                           (i)  E*TRADE is acquiring the Shares for its
own account for investment and not with a view to distribution. E*TRADE will not sell or transfer the Shares or any interest therein except in compliance with the Securities Act of 1933 and applicable State securities laws.

                           (ii)  E*TRADE is an "accredited investor" as
defined in Rule 501(a) under the Securities Act of 1933 (the "Securities Act").

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                           (iii)  E*TRADE has such knowledge,
sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.

                           (iv)  E*TRADE is able to bear the economic
risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

                           (v)  E*TRADE understands and acknowledges
that (i) the Shares are being offered and sold to it without registration under the Securities Act by reason of reliance upon certain exemptions therefrom, (ii) the availability of such exemptions, depends in part on, the foregoing representations set forth in this Section 3(a) and (iii) the Shares shall bear legends regarding the restrictions on transfer referred to in this Section 3.

                  (b) Due Authorization. All corporate action on the part of E*TRADE necessary for the authorization of this Agreement and the performance of all obligations of E*TRADE hereunder has been taken.

                  (c) No Conflict. The execution, delivery and performance by E*TRADE of this Agreement and the consummation by it of the transactions contemplated hereby will not, with or without the giving of notice of the lapse of time, or both, (i) violate any provision of law, rule or regulation, foreign or domestic applicable to E*TRADE, (ii) violate any order, judgment or decree applicable to E*TRADE, (iii) violate the certificate of incorporation and by-laws

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of E*TRADE or (iv) violate any material contract, agreement or arrangement to which E*TRADE is a party or by which E*TRADE is bound. No consent, approval or authorization of, or exemption by, or filing with, any governmental authority or third party is required to be obtained by E*TRADE in connection with the execution, delivery and performance by it of this Agreement or the taking of any other action contemplated hereby.

                  (d) Disclosure. To E*TRADE's knowledge, E*TRADE has been provided with all the information which it has requested for deciding whether to purchase the Shares, including such agreements that E*TRADE believes to be material, and all information which E*TRADE believes is reasonably necessary to enable it to make such decision. In addition, First Virtual's unaudited financial statements (balance sheet, income statement and statement of cash flow) for its most recent quarter have been made available to E*TRADE.

4. Conditions Precedent to Obligations of E*TRADE.

                  The obligation of E*TRADE to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) The SOFTBANK Purchase, and all the transactions contemplated by the Related Agreements, shall have been consummated.


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                  (b) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their best efforts to seek to obtain the removal of such injunction, order, decree or ruling.

                  (c) All representations and warranties of each of the Stockholders contained in this Agreement shall be true in all material respects at and as of the Closing Date as though made at such time, and each of the Stockholders shall have performed and complied in all material respects with all covenants, obligations and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (d) All corporate and other proceedings required to carry out the transactions contemplated by this Agreement and all instruments and other documents relating to such transactions shall be reasonably satisfactory in form and substance to Brobeck, Phleger & Harrison LLP, counsel to E*TRADE, and E*TRADE shall have been furnished with the Related Agreements and such instruments, documents and opinions as such counsel shall have reasonably requested.


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5. Conditions Precedent to Obligations of the Stockholders.

                  The obligations of each of the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) The SOFTBANK Purchase, and all transactions contemplated by the Related Agreements, shall have been consummated.

                  (b) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their best efforts to seek to obtain the removal of such injunction, order, decree or ruling.

                  (c) All representations and warranties of E*TRADE contained in this Agreement shall be true in all material respects at and as of the Closing Date as though made at such time, and E*TRADE shall have performed and complied in all material respects with all covenants, obligations and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (d) All corporate and other proceedings required to carry out the transactions contemplated by this Agreement and all instruments and other documents relating to such

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transactions shall be reasonably satisfactory in form and substance to Sullivan
& Cromwell, counsel to the Stockholders, and the Stockholders shall have been furnished with such instruments, documents and opinions as such counsel shall have reasonably requested.

6.                Miscellaneous.

                  (a) Modification and Waiver. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                  (b) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Stockholders or E*TRADE without the prior written consent of the other parties.

                  (c) Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreement or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.


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                  (d) Severability. In case any provision in this Agreement
(including the Exhibit and Schedule hereto) shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  (e) Notices. All notices, consents or other communications shall be in writing, and shall be deemed to have been duly given and delivered when delivered by hand, or when mailed by registered or certified mail, return receipt requested, postage prepaid, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the party for whom intended at its address set forth below:

                  If to SOFTBANK Holdings or SOFTBANK Technology:

                       SOFTBANK Holdings Inc.
                       10 Langley Road
                       Suite 403
                       Newton Center, Massachusetts  02169
                       Attention:  Ronald Fisher, Vice Chairman
                       Telephone:  (617) 928-9300
                       Telecopier:  (617) 928-9301

                  with a copy to:

                       Sullivan & Cromwell
                       125 Broad Street
                       New York, New York 10004
                       Attention:  Stephen A. Grant, Esq.
                       Telephone:  (212) 558-3504
                       Telecopier:  (212) 558-3588



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                  If to E*TRADE:

                       E*TRADE Group, Inc.
                       Four Embarcadero Place
                       2400 Geng Road
                       Palo Alto, CA 94303
                       Attention:  Michael P. Rolnick, Vice
                                   President, New Ventures
                       Telephone:  (650) 842-2459
                       Telecopier:  (650) 842-8622

                  with a copy to:

                       Brobeck, Phleger & Harrison LLP
                       Two Embarcadero Place
                       2200 Geng Road
                       Palo Alto, California 94303-0913
                       Attention:  Curtis L. Mo
                       Telephone:  (650) 424-0160
                       Telecopier:  (650) 424-2885

or such other address as a party shall have designated by notice in writing to the other party given in the manner provided by this Section.

                  (f) No Implied Rights. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and their affiliates, any interest, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby; provided, however, that the representations and warranties of E*TRADE set forth in Section 3(a) and of the Stockholders set forth in Sections 2(d) and
(e) shall inure to the benefit of the Company and Wilson Sonsini Goodrich & Rosati, and the Company and Wilson Sonsini Goodrich & Rosati shall be entitled to rely on such representations and warranties.


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                  (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                  (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of the date first above written.

                                               SOFTBANK HOLDINGS INC.



                                               By:  /s/ Ronald D. Fisher
                                                    ---------------------------
                                                    Name:  Ronald D. Fisher
                                                    Title: Vice Chairman




                                               SOFTBANK TECHNOLOGY VENTURES
                                                  IV L.P.

                                               By:  STV IV LLC
                                                    Its General Partner


                                               By:  /s/ Bradley A. Feld
                                                    ---------------------------
                                                    Name:  Bradley A. Feld
                                                    Title: Managing Director



                                               E*TRADE GROUP, INC.



                                               By:  /s/ Stephen Richards
                                                    ---------------------------
                                                    Name:  Stephen Richards
                                                    Title:

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                                                                      Exhibit A




                                              Number of
                                              Shares to
                                             be Sold to        Purchase
                Stockholder                   E*TRADE           Price
-----------------------------------------   -----------      -----------

SOFTBANK Holdings.........................     416,667         $250,000

SOFTBANK Technology.......................     416,666          250,000
                                            -----------      -----------
                  Total...................     833,333         $500,000
                                            ===========      ===========



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                                                                    SCHEDULE 1


1. Purchase Agreement, dated as of April 30, 1998, by and among First Virtual Holdings Incorporated, SOFTBANK Technology Ventures IV L.P. and SOFTBANK Holdings.

2. Option Agreement, dated as of April 30, 1998, between SOFTBANK Technology Ventures IV L.P., SOFTBANK Holdings Inc. and the persons and entities whose names appear on the signature pages thereto.

3. Promissory Note and Stock Purchase Agreement, dated as of April 30, 1998, between SOFTBANK Holdings Inc. and certain holders of promissory notes and Common Stock of First Virtual Holdings Incorporated listed on Exhibit A thereto.

4. Stockholders' Agreement, dated as of April 30, 1998, by the undersigned stockholders of First Virtual Holdings Incorporated in favor of SOFTBANK Technology Ventures IV L.P. and SOFTBANK Holdings Inc.

5. Conversion Agreement, dated as of April 30, 1998, by and between First Virtual Holdings Incorporated, SOFTBANK Technology Ventures IV L.P. and SOFTBANK Holdings Inc.

6. Loan Agreement, dated as of April 30, 1998, by and between First Virtual Holdings Incorporated and SOFTBANK Holdings Inc. and certain promissory notes entered into pursuant thereto.